EXHIBIT 99.1

Continental Resources Provides 2007 Guidance and Second Quarter Conference Call Information

Enid, Okla., – June 26/PR Newswire – FirstCall/Continental Resources (NYSE:CLR) today provided estimates for certain operating and financial measures for calendar 2007. The guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control, as further described later in this press release.

Year Ended December 31, 2007
Production volumes:
Oil (Mbbls)	8,400 – 8,800
Gas (MMcf)	13,800 – 15,000
Oil equivalent (Mboe)	10,700 – 11,300

Price differentials (1):
Oil (per bbl)	$5.00 – $8.00
Gas (per Mcf)	$1.00 – $1.50

Operating costs and expenses:
Production expense (per boe)	$6.50 – $7.20
Production tax (percent of sales)	5.2% – 5.7%
Depreciation, depletion, amortization and accretion (per boe)	$8.25 – $8.75
General and administrative (per boe) (2)	$2.05 – $2.25
Non-cash stock-based compensation (per boe)	$1.20 – $1.35

Net oil and natural gas services income (in thousands)	$7,000 – $8,000

Tax expense in 2nd quarter for C-Corp conversion (in thousands)	$180,000 – $190,000

Income tax rate (percent of post-IPO pre-tax net income)	38%
Percent deferred	97%

(1)	Differential to calendar month average NYMEX futures price for oil and to average of last three trading days of prompt NYMEX futures contract for gas.
(2)	Excludes non-cash stock-based compensation.

Continental Resources’ capital expenditure budget for 2007 and expected completed gross and net wells are set forth in the following table:

	CAPEX	Gross Wells	Net Wells
	(in millions)
Drilling:
Red River Units	$126	51	48
Montana Bakken Shale	57	31	21
North Dakota Bakken Shale	71	37	16
Other Rocky Mountain	10	12	8

Oklahoma Woodford Shale	82	123	18
Other Mid-Continent	13	28	26

Gulf Coast	4	3	2

Total	$363	285	139

Acreage	32
Workovers and facilities	31
Seismic	7
Other	4

Total	$437

The Company plans to drill 51 increased density wells and 20 re-entry wells within the Cedar Hills and Medicine Pole Hills Units to accelerate production and enhance sweep efficiency of the high pressure air and waterflood operations. Within the Montana Bakken Shale play, the Company is completing 640-acre spacing development and testing the productivity of 320-acre infield wells and 640-acre tri-lateral wells in the northern portion of the field.

In the Company’s two principal emerging plays, the North Dakota Bakken Shale and Oklahoma Woodford Shale, the Company currently owns approximately 288,000 and 44,000 net undeveloped acres, respectively. The Company has drilled relatively few wells in the plays at this time and, as a result, reserve estimates are subject to uncertainty. However, the Company is currently using average gross per-well reserves in the North Dakota Bakken Shale of approximately 315 Mboe and, in the Oklahoma Woodford Shale, 3 Bcfe for economic modeling purposes. In the Oklahoma Woodford Shale, the Company expects to participate in approximately 100 gross (7 net) outside operated wells.

Second Quarter 2007 Conference Call

The Company has scheduled its 2007 first quarter earnings press release to be issued before the opening of trading on the New York Stock Exchange on Monday, August 6, 2007. Continental Resources will host a conference call on Monday, August 6, 2007, at

10:00 a.m. Central Time to discuss this press release. Interested parties may listen to the conference call via the Company’s website at www.contres.com or by dialing 866-271-6130. The passcode is 44488326. A replay of the conference call will be available for 30 days on the Company’s website or by dialing 888-286-8010. The passcode is 23421529.

Conference Presentation

The Company also announced its participation in the A. G. Edwards’ E&P Conference to be held in New York City on July 17 – July 18, 2007. President Mark E. Monroe will present at the conference on Wednesday, July 18, 2007, at 10:30 a.m. EDT. Mr. Monroe’s presentation will be webcast live on the Company’s website at http://www.contres.com.

About Continental Resources

Continental Resources is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new or developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations. The Company completed its initial public offering in May 2007.

Forward-Looking Information

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding the Company’s strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this presentation. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports the Company has filed or may file with the Securities and Exchange Commission.

For Media inquires contact:

Don Fishchbach

Tel: + 1 (580) 233-8955